UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2009

PHYTOMEDICAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-28790	87-0429962
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 Overlook Drive, 2nd Floor, Princeton, NJ 08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 611-3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Security Holders

     On September 25, 2007, we completed a private placement (the “Private Placement”) of 10,683,331 units, (the “Units”) at a price of $0.30 per Unit or $3,205,000 in the aggregate. Each unit consisted of one share (collectively, the “Unit Shares”) of the Company’s common stock and one class A callable warrant to purchase a share of common stock at $0.40 per share (the “Exercise Price”) for a period of three years from the date of issuance (the “Class A Warrants”). The Class A Warrants expire on September 25, 2010. The Class A Warrants provide for a reduction in the exercise price of the Class A Warrant if the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price.

     On September 29, 2009, the Company consummated a securities exchange agreement (“Securities Exchange Agreement”) with the holders of the Company’s Class A Warrants whereby the holders and the Company agreed to exchange the holders’ remaining Class A Warrants, on the basis of one share for every ten (10) Class A Warrants for an aggregate of 1,089,705 shares of the Company’s common stock $0.001 par value per share.

     The Company believes that the exchange will allow the Company to eliminate ongoing derivative accounting required for the now retired Class C Warrants and to facilitate potential financing options which may become available to the Company, expansion of the Company’s current business activities or the engagement by the Company in new business ventures.

Item 9.01

Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this current report:

Exhibit No.

Description

10.1	Form of Securities Exchange Agreement dated July 28, 2009 among PhytoMedical Technologies, Inc. and each of the Holders of the Company’s Class A Warrants who are signatories thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYTOMEDICAL TECHNOLOGIES, INC.

/s/Greg Wujek

Greg Wujek

President and CEO

Date: September 29, 2009